Almost Family, Inc. Steve Guenthner (502) 891-1000
The Ruth Group
Stephanie Carrington/Jared Hoffman
(investors)
(646) 536-7017 / 7013
scarrington@theruthgroup.com
jhoffman@theruthgroup.com

Jason Rando/Jennifer Saunders (media)
(646) 536-7025/7011
jrando@theruthgroup.com
jsaunders@theruthgroup.com

Almost Family, Inc. Announces Exercise of Over-Allotment Option

Louisville, KY, May 9, 2008 - Almost Family, Inc. (Nasdaq: AFAM), a leading regional provider of home health nursing services, today announced that the underwriter of the public offering has exercised its over-allotment option in part and purchased 262,500 additional shares of common stock at the public offering price of $17.75 per share. Including the over-allotment, the Company sold 2,512,500 shares in the offering for net proceeds of $41.8 million, after deducting the underwriting discounts and estimated offering expenses.

Jefferies & Company, Inc. acted as manager and underwriter of the public offering.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

Copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, Attention: Prospectus Department.

About Almost Family, Inc.
Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations in Florida, Kentucky, Ohio, Connecticut, Massachusetts, Missouri, Alabama, Illinois and Indiana (in order of revenue significance). Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment and a personal care segment. Altogether, Almost Family operates 81 branch locations in nine U.S. states.